Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated October 28, 2026, in Amendment No.1 to the  Registration Statement on Form S-1 (Registration No.333-297262) with respect to our audits of the balance sheets of Secuvant LLC (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, members’ equity (deficit), and cash flows for the each of the two years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., as an independent registered public accounting firm, as “Experts” in matters of accounting and auditing under the heading “EXPERTS” in Amendment No. 1 to the Registration Statement on Form S-1.

San Mateo, California	WWC, P.C.
November 10, 2026	Certified Public Accountants
PCAOB ID: 1171